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                                                                       EXHIBIT 9

                              eVENTURES GROUP, INC.

                                VOTING AGREEMENT


         This VOTING AGREEMENT (this "Agreement") is made as of December 5, 2000, by and among eVentures Group, Inc., a Delaware corporation (the "Company"), Rock Creek Partners II, Ltd., a Florida limited partnership ("Rock Creek"), CB Private Equity Partners L.P., a Delaware limited partnership ("CrossBow"), and the subsequent purchasers of the Company's Series D Convertible Preferred Stock, par value $0.00002 per share (the "Series D Stock") who become parties to this Agreement (collectively, with Rock Creek and CrossBow, the "RC/CB Series D Investors").

                                    Recitals

         A. The Company, Rock Creek and CrossBow propose to enter into a Subscription Agreement dated as of even date herewith (the "Subscription Agreement") providing for the purchase of Common Stock and Series D Stock of the Company by Rock Creek and CrossBow.

         B. In order to induce Rock Creek and CrossBow to enter into the Subscription Agreement, the Company and the RC/CB Series D Investors desire to specify in this Agreement how certain of the voting rights of the shares of the Series D Stock of the Company currently held by, or issuable or issued in the future to, the RC/CB Series D Investors (the "Shares") will be exercised.

         NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as set forth herein:

         1. Agreement to Vote for Rock Creek Director.

              (a) At all times as the holders of the Series D Stock are entitled to appoint a director to the Board of Directors of the Company pursuant to the Company's Certificate of Designation, Preferences and Rights of the Series D
Stock:

                  (i) The RC/CB Series D Investors agree to vote all of their respective Shares at any annual, regular or special meeting of shareholders of the Company, or, in lieu of any such meeting, to give their written consent, to elect one individual nominated by Rock Creek to a Series D Stock Director seat (the "Rock Creek Director"). In addition, the RB/CB Series D Investors shall use their commercially reasonable efforts to cause the board of directors of the Company (the "Board of Directors") to elect the Rock Creek Director to all committees of the Board of Directors; provided, however, such appointment to committees shall not violate any applicable law, rule or regulation or any listing rule or requirement of the Nasdaq National Market or other


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exchange on which the Company's securities are listed. The Rock Creek Director shall be reimbursed in accordance with the Company's reimbursement policy for reasonable travel expenses incurred in connection with his or her attendance at meetings of the Board of Directors and its committees.

                  (ii) Rock Creek shall be entitled to propose the removal from the board of any Rock Creek Director nominated by it pursuant to Section 1(a)(i) to nominate each successor to any director removed in accordance with this clause (ii).

              (b) At all times as the holders of the Series D Stock are entitled to appoint an observer to the Board of Directors of the Company, one individual nominated by Rock Creek (the "Rock Creek Observer") shall have the right to participate telephonically in all meetings of the Board of Directors in a non-voting observer capacity (other than any meetings of any committees of the Board of Directors or any executive sessions of the Board of Directors) and shall receive notice of any and all such meetings to which it is entitled to participate pursuant to this Section 1(b) not later than the Company provides such notices to its directors.

         2. Procedures for Nomination and Removal. Each nomination or any proposal to remove from the Board of Directors any director nominated pursuant to Section 1(a)(i) shall be made by delivering to the Company a notice signed by the party entitled to effect such nomination or proposal. Subject to the Company's Amended and Restated Certificate of Incorporation, as promptly as practicable after delivery of such notice, the Company shall take or cause to be taken such corporate actions as may be reasonably required to cause the election or removal proposed in such notice. Such corporate actions may include, without limitation, calling a meeting or soliciting a written consent of the Board of Directors, or calling a meeting or soliciting a written consent of the RC/CB Series D Investors.

         3. Subsequent Issuance of Series D Stock. The Company shall not issue any new shares of Series D Stock to any purchaser of Series D Stock introduced to the Company by Rock Creek or CrossBow unless and until the person or entity to whom such shares are to be issued shall have executed a written agreement, reasonably satisfactory in form and substance, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person were the purchasing party hereunder.

         4. Successors and Assigns. Except as otherwise expressly provided in this Agreement, the provisions hereof including, without limitation, any amendment or waiver of the observance thereof effected in accordance with
Section 12, shall inure to the benefit of, and be binding upon, the successors in interest to, and permitted assigns of, the Shares of any RC/CB Series D Investor. The Company shall not permit the transfer of any Shares on its books or the issuance of a new certificate representing any Shares unless and until the person to whom such security is to be transferred shall have executed a written agreement, reasonably satisfactory in form and substance, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person were the transferring party hereunder.

         5. Stock Splits, Stock Dividends, etc. In the event of any stock split, stock dividend, recapitalization, reorganization, or the like, any securities issued in connection therewith in respect



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of the Shares shall be deemed to be Shares for purposes of this Agreement and shall be endorsed with the legend set forth in Section 5.

         6. Legend. Each certificate representing any Shares shall be endorsed by the Company with the following legend:

         THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT DATED AS OF DECEMBER 5, 2000, A COPY OF WHICH IS ON FILE AND MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE ISSUER DURING ITS REGULAR BUSINESS HOURS. ANY PERSON ACCEPTING ANY INTEREST IN SUCH SHARES SHALL THEREBY BE DEEMED TO HAVE AGREED TO AND SHALL THEREAFTER BE BOUND BY ALL THE PROVISIONS OF SUCH VOTING AGREEMENT.

         7. Notices. Any notice required or permitted to be given to a party pursuant to the provisions of this Agreement shall be in writing and shall be effective upon personal delivery (including, without limitation, by way of nationally recognized overnight delivery service) upon receipt by sender of confirmation of transmission by facsimile, or five business days after deposit in the U.S. mail, by certified mail or registered mail, return receipt requested, postage prepaid and properly addressed to the party to be notified as set forth on the Company's books and records or at such other address as such party may designate by 10 days' advance written notice to the other parties hereto.

         8. Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

         9. Specific Performance; Injunctive Relief. Each of the parties acknowledges and agrees that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party may, in such party's sole discretion and in addition to or in lieu of any other remedies available to such party at law or in equity, apply to any court of competent jurisdiction for specific performance or injunctive relief in order to enforce, or prevent any violation of, the provisions of this Agreement.

         10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11. Integration. This Agreement embodies the complete agreement of the parties on the subject matter hereof and supersedes any prior or contemporaneous understandings, agreements or representations by or among them that may relate to the subject of matter hereof, including the Restated Agreement.

         12. No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties, and nothing contained herein shall give any other person or entity any legal or equitable right, remedy or claim under or with respect to this Agreement.



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         13. Amendments and Waivers. This Agreement or any provision hereof may be amended and the observance of any provision hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of two-thirds of the outstanding shares of Series D Stock. The failure of any party to enforce any provision of this Agreement shall in no way be construed as a waiver of such provision and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement.

         14. Termination. This Agreement shall terminate upon the earlier to occur of (a) the sale of all or substantially all of the Company's assets to another entity or upon a merger, consolidation or reorganization in which transaction the Company's stockholders immediately prior to such transaction own immediately following such transaction less than fifty percent (50%) of the surviving entity or its parent, (b) the date on which the Series D Investors fail to hold of record or beneficially own any shares of Series D Stock or (c) the consent of the holder of two-thirds of the outstanding shares of Series D Stock.

         15. Attorney's Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.


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         IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first above written.

                              COMPANY:

                              eVENTURES GROUP, INC.

                              By: /s/ Barrett N. Wissman
                                  ---------------------------------------------
                              Title:  President
                                      -----------------------------------------


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                              INVESTORS:

                              ROCK CREEK PARTNERS II, LTD.

                              By: ROCK CREEK CAPITAL II, LTD., a Florida
                                  limited partnership, its General Partner

                                  By: Rock Creek Capital Group, Inc., a Florida
                                      corporation, its General Partner

                                      By: /s/ M. Ashton Hudson
                                          -------------------------------------
                                          Ashton Hudson, Vice President


                              CB PRIVATE EQUITY PARTNERS LP

                              By: CB PRIVATE EQUITY PARTNERS LLC, its
                                  General Partner

                                  By: CrossBow Ventures, Inc., its Manager

                                      By: /s/ H. Hickman Powell
                                          -------------------------------------
                                      Its:  Managing Director




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                              INVESTOR:



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                              Signature


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                              Print Name


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                              Title, if signing on behalf of entity